UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Biolase, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 30, 2014, Biolase, Inc. issued the following press release:

BIOLASE SENDS LETTER TO STOCKHOLDERS

IRVINE, CA (July 30, 2014) – BIOLASE, Inc. (BIOL), the world’s leading dental laser manufacturer and distributor, today sent a letter to its stockholders.

The full text of the letter from the majority of the Board to stockholders is below:

To Our Fellow Stockholders:

BIOLASE, Inc.’s annual meeting of stockholders will be held on August 27, 2014, and, as a stockholder, you have a critical decision to make about the future of your investment. We urge you to support the Board’s five recommended director candidates on the White Proxy Card.

Your Company Desperately Needed A Leadership Change

On June 17, 2014, BIOLASE announced significant leadership changes. The new leadership inherited a company that had reported a net loss of $4.9 million for the first quarter of 2014. These results followed four consecutive quarters of poor performance under the leadership of the Company’s former Chairman & CEO, and current non-executive Board member, Federico Pignatelli. For the full year in 2013, BIOLASE incurred a net loss of $11.5 million, and since the beginning of 2013, the Company has suffered from declining product and services revenue in all but one quarter, as well as significant quarterly losses and insufficient cash. Overall, in the 14 quarters since Mr. Pignatelli became CEO of the Company, BIOLASE registered a cumulative net loss of $23.7 million.

When the June 2014 leadership changes occurred, the Company faced a significant debt repayment of $3.5 million due on August 1, 2014, and many suppliers were refusing to ship except by cash on delivery (COD). In a May 14, 2014 press release issued following BIOLASE’s announcement of first quarter results, the Company’s largest stockholder stated:

“We are disappointed to see Biolase post yet again dismal quarterly financial and operating results. Biolase’s Chairman and CEO, Federico Pignatelli, makes a bevy of excuses to avoid taking responsibility for the Company’s results…”

- Oracle Partners, L.P.

Mr. Pignatelli ultimately resigned as Chairman and CEO following a June 12, 2014 Delaware Supreme Court ruling, the effect of which was that a majority of the Company’s Board had indicated a desire to remove Mr. Pignatelli as CEO. The Delaware Supreme Court noted:

“The Court of Chancery [found] that the Biolase board of directors currently consists of five directors, including Paul Clark. The Court of Chancery concluded that Clark was appointed to the Biolase board after a previous director, Alexander Arrow, resigned through oral statements at a board meeting on February 28, 2014. Federico Pignatelli, Biolase’s Chief Executive Officer and Chairman, planned Arrow’s resignation and Clark’s appointment to the board, and a press release issued by Biolase after the board meeting quoted Pignatelli as saying he was “thrilled” with Clark’s appointment to the board. But Pignatelli quickly reversed course when he learned that Clark had aligned himself with a faction of the board that wanted to remove Pignatelli from his position as CEO.”

- Delaware Supreme Court

New Leadership Is Taking The Right Steps

To Improve Financial And Operational Performance

On the day of the announcement of Mr. Pignatelli’s resignation as Chairman and CEO and other leadership changes, the Company’s stock price closed nearly 20% higher than the previous day’s closing price. On June 17, 2014, the Board elected Mr. Paul Clark as Chairman of the Board. Mr. Clark has served as Chairman, CEO and President of ICOS Corporation, which researched and marketed Cialis and was acquired by Eli Lilly and Company in 2007 for approximately $2.3 billion. Prior to serving at ICOS Corporation, he was President of Abbott Laboratories’ Pharmaceuticals Division and served on Abbott’s board of directors. During his tenure as President of Abbott’s Pharmaceutical Division, that division’s sales grew from $250 million to $2.6 billion.

On June 17, 2014, the Board also elected Mr. Jeffrey Nugent as a director and appointed him as Acting CEO. Mr. Nugent has served as Worldwide President and CEO of Neutrogena Corporation following a 20 year career of senior leadership roles at Johnson & Johnson, at both the operating company and corporate levels. He was responsible for Johnson & Johnson’s Dental Care business, among others, and he also served as Worldwide Head of Quality Management, a role in which he reported to the Chairman. Mr. Nugent also has served as President and CEO of Revlon, Inc. and Founder, President and CEO of Precision Dermatology, Inc., which was recently acquired by Valeant Pharmaceuticals International, Inc. A search for a new, permanent CEO is underway.

As one analyst noted following the leadership changes:

“Change in leadership brings stability and focus to BIOL, in our view…. Based on a phone conversation with Mr. Nugent yesterday, we think his extensive public company background and knowledge of the medical device industry will provide BIOL with the leadership and stability that had been lacking in recent months.”

- Sidoti & Company, LLC

With the new leadership of Messrs. Clark and Nugent in place for only five weeks, the Company has already raised $12 million by selling Company common stock at an undiscounted market price, and it has retired the full amount of the remaining balance under its Comerica Bank lines of credit. The Company’s suppliers have returned to shipping on more normal terms. And the Company has made significant strides in improving its business and budget planning and in reenergizing and incentivising its sales force.

You Have An Important Decision To Make

The Company’s bylaws provide that, beginning with the election of directors at the Company’s 2014 annual meeting of stockholders, our Board will be comprised of no more than five directors. Our Board has nominated four candidates for election to our Board at the annual meeting: Mr. Clark, Mr. Nugent, Frederic H. Moll, M.D., and James R. Talevich (the “Board Nominees”).

In addition, Oracle Partners, L.P., which together with its affiliates beneficially owns 19.2% of our common stock, has provided notice of its intention to nominate Jonathan T. Lord, M.D. for election to our Board at the annual meeting.

Our Board believes that it is important to ensure that BIOLASE’s Board is comprised of highly qualified individuals who have relevant experience and are accomplished in their respective fields. Our Board also believes that it is important for the full Board to work together constructively with a focus on shareholder value and a duty both to the Company and to the interests of all of the Company’s stockholders. Our Board believes that the four Board Nominees and Dr. Lord (Oracle’s nominee) meet these criteria.

For these reasons, WE RECOMMEND THAT YOU VOTE FOR ALL FIVE BOARD RECOMMENDED DIRECTOR CANDIDATES. In addition to Messrs. Clark and Nugent, we also urge you to support Fred Moll, Jim Talevich and Jonathan Lord (more information about them is available in the proxy statement):

•	Frederic H. Moll, M.D. has served as Chairman of Auris Surgical Robotics, Inc., an ophthalmic robotics company, since June 2011 and has served as its Chief Executive Officer since August 2012. Dr. Moll co-founded Hansen Medical, Inc., a publicly-held medical robotics company, in September 2002, served as its Chief Executive Officer through June 2010, and served on its board of directors through May 2012. In 1995, Dr. Moll co-founded Intuitive Surgical, Inc., a manufacturer of robotic surgical systems that became publicly-held in 2000.

•	James R. Talevich serves as a director of Nova LifeStyle, Inc., a publicly-held international manufacturing company. Mr. Talevich was Chief Financial Officer of I-Flow Corporation, a publicly-held medical technology company, from 2000 to 2009. Prior to I-Flow, he served as Chief Financial Officer of Gish Biomedical, Inc., a publicly-held medical device company, from 1999 to 2000, and as Chief Financial Officer of Tectrix Fitness Equipment, Inc., a privately-held manufacturer of virtual reality fitness equipment, from 1995 to 1999.

•	Jonathan T. Lord, M.D. serves as a professor of pathology at the University of Miami’s Miller School of Medicine. From March 2012 to January 2013, Dr. Lord was the Chief Operating Officer of the Miller School and Uhealth-University of Miami Health System. From August 2011 to March 2012, Dr. Lord served as the Chief Innovation Officer at the University of Miami, Florida. From April 2009 to January 2010, Dr. Lord served as President and Chief Executive Officer of Navigenics, Inc., a privately held healthcare company. Since 2008, Dr. Lord has served on the board of directors of DexCom, Inc., a medical device company focused on the design, development and commercialization of continuous glucose monitoring systems, and he has served as its Chairman since May 2010. Dr. Lord previously served as a director of Stericycle, Inc., a publicly traded company, and MAKO Surgical Corp., a publicly traded company that was subsequently sold. Dr. Lord also serves or has served as a director of a number of private companies.

Although our Board does not recommend that stockholders vote for the election of Federico Pignatelli to our Board, Mr. Pignatelli is listed on the WHITE proxy card because our Board resolved that, consistent with the Agreement, dated as of June 6, 2013, among Federico Pignatelli, the Company and each of Alexander K. Arrow, Norman J. Nemoy and Gregory E. Lichtwardt, Mr. Pignatelli would be nominated for election to our Board at the annual meeting.

If you desire to vote in accordance with our Board’s recommendation, you should vote FOR the Board’s five recommended director candidates and leave the boxes next to Mr. Pignatelli’s name blank.

With Your Support, BIOLASE Has A Great Future

We believe that under the right leadership team, there is great value in BIOLASE and potential to achieve long-term success and deliver shareholder value. The Company today has fresh capital, no debt outstanding on its revolving credit facilities (as of July 30, 2014), market leading products, an extensive intellectual property portfolio with wide applications in a variety of markets, and a significant level of support among our employees and customers. And the potential of laser dentistry is truly global in scope and still largely untapped. It is our aim to be the company that captures it and continues to build on its leadership position.

The new BIOLASE leadership team has created a new vision for the Company, one built around a focus on our customers, employees and stockholders, strong growth and a return to sustainable profitability. We are also taking steps to increase the pace of innovation that has been a hallmark of the BIOLASE corporate culture.

The problems that have hindered BIOLASE in the past have never been about its employees or customer base, both of which we believe have maintained a steadfast belief in the Company despite its recent challenges. We believe the problems have been a failure of leadership focus and execution. As explained above, we have begun to take the necessary steps to change that.

We sincerely believe we are putting the necessary pieces in place for a dramatic turnaround at BIOLASE. We want to thank you for the loyalty to BIOLASE you have shown through the difficult times and ask that you join us as we build a new future for this Company.

PLEASE READ THE PROXY STATEMENT AND VOTE FOR

THE FIVE BOARD RECOMMENDED DIRECTOR CANDIDATES

Sincerely,

/s/ Paul N. Clark	/s/ Jeffrey M. Nugent	/s/ Frederick H. Moll, M.D.	/s/ James R. Talevich

Paul N. Clark Chairman	Jeffrey M. Nugent Director and Acting CEO	Frederick H. Moll, M.D. Director	James R. Talevich Director

* * * * *

About BIOLASE, Inc.

BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment, CAD/CAM intraoral scanners, and in-office milling machines and 3D printers; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 300 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 25,000 laser systems. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Google+ at www.google.com/+BIOLASEIrvine, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos. BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “aims,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on BIOLASE’s current expectations, speak only as of the date of this release and are subject to risks, uncertainties and other factors that may cause BIOLASE’s actual results to differ materially from the statements contained in this press release, including those other risks, uncertainties and other factors described in Item 1A of BIOLASE’s annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission. Except as required by law, BIOLASE undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the issuance of this release.

Important Additional Information

BIOLASE, Inc. (“BIOLASE”), its directors and its executive officers are deemed to be participants in the solicitation of proxies from BIOLASE stockholders in connection with BIOLASE’s 2014 annual meeting of stockholders. BIOLASE has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from BIOLASE stockholders. BIOLASE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement filed with the SEC. Stockholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by BIOLASE with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at BIOLASE’s website at www.biolase.com or by writing to BIOLASE at 4 Cromwell, Irvine, California 92618, Attention: Secretary.

For further information, please contact:

MEDIA:

Sard Verbinnen & Co

Steven Goldberg	(310.201.2040)
Patrick Scanlan	(212.687.8080)

INVESTORS:

MacKenzie Partners, Inc.

Dan Burch	(212.929.5500)
Paul Schulman	(212.929.5500)

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